Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Mesa Laboratories, Inc. on Form S-3 of our report dated June 3, 2019 on the consolidated financial statements and the effectiveness of internal control over financial reporting of Mesa Laboratories Inc., appearing in the Annual Report on Form 10-K of Mesa Laboratories, Inc. for the year ended March 31, 2019.  We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ PLANTE & MORAN, PLLC

Denver, Colorado

August 6, 2019